EXHIBIT 14 TO 2008 FORM 10-K

By Action of Unanimous Consent

The Board of Directors of Medizone International, Inc.

Hereby adopt the following Code of Ethics effective

March 3, 2009

Medizone International, Inc.

CODE OF ETHICS

Medizone International, Inc. ("Medizone" or the "Company"), is dedicated to (i ) seeking regulatory approval of a precise mixture of ozone and oxygen, and our process of inactivating lipid-enveloped viruses for the intended purpose of decontaminating blood and blood products and assisting in the treatment of certain diseases; (ii) developing or acquiring the related technology and equipment for the medical application of our products, including our drug production and delivery system; and, (iii) applying its novel technology to the problem of nosocomial infections world-wide. Beginning in 2008, our management also has worked to position the Company to pursue an initiative in the field of hospital sterilization.

Guiding Principles

It is the belief of the Officers and Directors of Medizone that a for profit corporation can best serve the interests of its shareholders by pursuing the development of a corporate paradigm in which the corporation’s intentions remain focused on global need and the opportunity for social contribution in the area of activity the corporation is engaged.

While it is recognized that producing economic benefit for its shareholders is a primary responsibility of the Company and its management, we believe that the economic benefit of shareholders is best served by pursuing a course in which profit follows social contribution.  In the long run we believe the planet, the Company and the shareholders will benefit most if the Company remains focused on providing its products and services to the good of as many in need as possible and develops pathways to reach that goal.

We have and always will instruct our principal officers, executive officers and our auditors to present as clear a picture as possible of the Company in its reports filed with the Securities and Exchange Commission.  We believe that a corporation that engages in honest dealings should never have a problem with transparency.

The Board of Directors is also committed to the fair and humane treatment of its current and future employees.  We believe a happy employee is a productive employee.  It is our intention to maintain a personal, supportive, human connection with our present and future employees as the Company grows, just as we expect to maintain supportive and positive relationships with our other associates and customers.  The Company is committed to the highest ethical standards and integrity in its business activities.  The Company expects this commitment to extend to its executive officers, directors and employees at all levels.

As customers and the investing public become acquainted with the outstanding products and services offered by the Company and choose to invest in the Company, it is important that they are able to trust that the operations of the Company meet the same high standards as the products and services it offers. While every Medizone employee is responsible for the consequences of his or her actions, it is executive management, the Board of Directors and the corporate employees, including executive officers, who are the primary guardians of the Company’s ethics. The management and directors of the Company have the added responsibility of setting an example by their personal performance and an attitude that conveys the Company’s ethical values of honesty and respect.

Business Ethics

It is the policy of the Company that each employee of Medizone, regardless of position or location, shall conduct his or her affairs with uncompromising honesty and integrity. All employees, as well as executive officers and directors, shall adhere to the highest standard of conduct, honesty and integrity, regardless of local custom.  All employees, officers and directors are expected to be honest and ethical in dealing with each other, with customers, regulators, vendors and other third parties.

Employees must respect the rights of fellow employees and third parties. Their actions must be free from illegal discrimination, libel, slander or harassment. Each person must be accorded equal opportunity, regardless of age, race, sex, sexual preference, color, creed, religion, national origin, marital status, veteran's status, handicap or disability. Misconduct will not be excused because it was directed or requested by another person. Each employee should alert management whenever an illegal, dishonest or unethical act is discovered or suspected. No person will ever be penalized for reporting such discoveries or suspicions.  Reports may be made anonymously through procedures established by the Board of Directors.  The Company conducts its affairs consistent with the applicable laws and regulations of the jurisdictions where it does business. Business practices, customs and laws differ from country to country. When conflicts arise between the Company’s ethical practices, and the practices, customs, and the laws of a country or other jurisdiction, the Company will seek to resolve them consistent with its ethical beliefs. If the conflict cannot be resolved consistent with its ethical beliefs, the Company will not proceed with the proposed action giving rise to the conflict.

The following statements address various standards as applied to frequently raised ethical concerns. A violation of the standards contained in this Code of Business Conduct and Ethics will result in corrective action, including possible dismissal.

Public Reports

Medizone is a public company.  The Company files periodic and other reports with the Securities and Exchange Commission.  Its shares are traded publicly and may in the future be listed on one or more national exchanges or included in the Nasdaq Stock Market.  The reports and other documents filed with the Securities and Exchange Commission (and, when appropriate, the exchanges) are made publicly available and posted on the Company’s corporate website. In addition it is the Company’s practice to make public announcements on a current basis of material developments at the Company. The Company’s policy and practice will be to ensure that all disclosure made in reports and documents and statements that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications are full, fair, accurate, timely, and understandable.

If an employee, officer or director is responsible for assisting in the preparation or review of any report filed under applicable state or federal securities laws or other regulatory standards, he or she must assure that the information contained in the report, particularly in the section or parts of the reports for which he or she is primarily responsible, are complete and accurate and that they are true in every respect.  Furthermore these reports must not contain any misrepresentation of any fact or omit any fact that might be material to a complete understanding of the Company’s results of operations or financial condition or in any other way be misleading to the public. Employees, officers and directors should report any material misstatement or omission or any suspected fraud in connection with these reports to management or the Board of Directors without fear of reprisal or punishment.

Conflicts of Interest

Employees, as well as executive officers and directors, must avoid any personal activity, investment or association that could appear to interfere with good judgment concerning the best interests of the Company. The Audit Committee of the Board of Directors (or a committee of disinterested members of the Board of Directors if there is no Audit Committee) must review and approve all proposed transactions involving the Company on the one hand, and any officer or director or significant shareholder on the other.

No employee, officer or director may exploit his or her position or relationship with the Company for personal gain. All employees, officers and directors should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if an officer, director or employee should:

Cause the Company to engage in business transactions with relatives or friends that would not redound to the benefit of Medizone or that would place the employee, officer, or director or their relatives or friends in a position of conflict with the interests of the Company;

Use nonpublic company, customer, or vendor information for personal gain by the employee, officer, director or their relatives or friends

Have more than a modest financial interest in any vendor, customer or competitor;

Receive a loan, or guarantee of obligations, from the Company or a third party as a result of his or her position at the Company; or

Compete, or prepare to compete, with the Company while still employed by the Company or in violation of statutory or contractual duties or restrictions.

These are examples only.  There are other situations in which a conflict of interest may arise.

Gifts, Bribes and Kickbacks

Other than modest gifts given or received in the normal course of business (including travel or entertainment), no employee, officer, or director or their respective relatives may give gifts to, or receive gifts from, the Company's customers, clients and vendors. Other gifts may be given or accepted only with prior approval of senior management. In no event should the employee, officer or director put the Company or himself or herself in a position that would be embarrassing if the gift was made public.

Dealing with government employees is often different from dealing with private persons. Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment. Employees, officers and directors must be aware of and strictly follow these prohibitions.

Any employee, officer or director who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities. A kickback or bribe includes any item intended to improperly obtain favorable treatment, regardless of the appropriateness of such a practice in local custom or law.

Loans

No officer or director may request or accept a loan or advance from Medizone.  As a general rule, the Company will not make loans or advances, including payroll advances, to any employee.

Improper Use or Theft of Company Property

Every employee, officer and director is expected to safeguard the Company’s property from loss or theft, and may not take such property for personal use. Company property includes confidential information, software, computers, office equipment, and supplies. Employees, officers and directors must appropriately secure all Company property within their control to prevent its unauthorized use. Using Company computers or communications systems to access or distribute personal or "non-business related" information, data or graphics in violation of the law, or the employee handbook and related policies is strictly prohibited.

Covering Up Mistakes; Falsifying Records; Document Preservation

Mistakes should never be covered up, but should be immediately fully disclosed and corrected. Falsification of any Company, client or third party record is prohibited. The Company’s policy for preservation of corporate documents must be adhered to.

Abuse of Company, Customer, Associate or Vendor Information

No employee, officer or director may use or reveal Company, customer, or vendor confidential or proprietary information to others. This includes business methods, pricing and marketing data, strategy, product information, computer code, screens, forms, experimental research, and information about the Company’s current, former and prospective products, markets, or customers.

Gathering Competitive Information

No employee, officer or director may accept, use or disclose the confidential information of competitors of the Company. When obtaining competitive information, employees, officers and directors must not violate competitors' rights. Particular care must be taken when dealing with competitors' clients, ex-clients and ex-employees. Never ask for confidential or proprietary information. Never ask a person to violate a non-compete or non-disclosure agreement.

Sales: Defamation and Misrepresentation

Aggressive selling should not include misstatements, innuendo or rumors about our competition or their products and financial condition. Do not make unsupportable promises concerning the Company’s products or services.

Use of Company and Third Party Software

Medizone and third party software may be distributed and disclosed only to persons authorized to use it under applicable license agreements.

Medizone and third party software may not be copied without specific authorization and may only be used to perform assigned responsibilities.  All third-party software must be properly licensed. The license agreements for such third party software may place various restrictions on the disclosure, use and copying of software.

Developing Software

Employees involved in the design, development, testing, modification or maintenance of software must not tarnish or undermine the legitimacy and "cleanliness" of the Company’s products by copying or using unauthorized third party software or confidential information. Employees may not possess, use or discuss proprietary computer code, output, documentation or trade secrets of a non-company party, unless authorized by such party. Intentional duplication or emulation of the "look and feel" of others' software is not permissible.

Fair Dealing

No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Fair Competition and Antitrust Laws

The Company (including all employees, officers and directors) must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition.

Political Contributions

No Company funds may be given directly to political candidates. Employees, officers and directors may, however, engage in political activity with their own resources on their own time.

Waivers

This Code of Business Conduct and Ethics applies to all employees, officers and directors. There shall be no waiver of any part of the Code, except by the Board of Directors or a designated committee of the Board of Directors, which will ascertain whether a waiver is appropriate and ensure that the waiver is accompanied by appropriate controls designed to protect the Company.

In the event that any waiver is granted, the waiver will be posted on the Company’s website, thereby allowing the shareholders to evaluate the merits of the particular waiver.  Additional disclosure of such a waiver will be contained, to the extent required by law, in the Company’s filings with the Securities and Exchange Commission.

Reporting Ethical Violations

Individual conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow employees and directors. If an individual is powerless to stop suspected misconduct or discover it after it has occurred, it should be report to a supervisor or to the appropriate level of management.

If an individual is still concerned after speaking with a supervisor and local management or if an individual feels uncomfortable speaking with them (for whatever reason), the matter may be reported anonymously by sending a note, with relevant documents, to Medizone International, Inc., Attention:  Chief Executive Officer, 144 Buena Vista, P.O. Box 742, Stinson Beach, California, 94970. This report will be dealt with anonymously and confidentially and the person submitting any report will be protected from retaliation.

Conclusion

Any employee who ignores or violates any of Medizone’s ethical standards, and any manager who penalizes a subordinate for trying to follow these ethical standards, will be subject to corrective action, including immediate dismissal. However, it is not the threat of discipline that should govern an individual’s actions.  The Board of Directors, in adopting this code, hopes that all employees, officers and directors share the belief that a dedicated commitment to ethical behavior is the best way to protect the business interests of Medizone International, Inc., and its shareholders, as discussed in the Guiding Principles at the outset of this Code of Ethics.

_____________________________

______________________________

Edwin G. Marshall

Dr. Michael E. Shannon

Chairman of the Board

        Board Member

Chief Executive Officer

Director of Medical Affairs

_____________________________

_____________________________

Daniel D. Hoyt

Richard G. Solomon

  Board Member

        Board Member